PRICING SUPPLEMENT NO. 1 DATED July 27, 2004	Rule 424(b)(5)
(To Prospectus Dated June 18, 2003 and Prospectus Supplement Dated February 5, 2004)	File No. 333-106083

$100,000,000
Kimco Realty Corporation
Series C Medium-Term Notes
Due Nine Months or More from Date of Issue

Floating Rate Notes

Trade Date: July 27, 2004

Issue Price: 100%
Agent’s Discount or Commission: $250,000
Net Proceeds to Issuer: $99,750,000

Original Issue Date: July 30, 2004
Stated Maturity Date: August 1, 2006

Specified Currency:	United States dollars		Other:
Base Rate:	Commercial Paper Rate	LIBOR	Certificate of Deposit Rate
	Treasury Rate	Federal Funds Rate	Prime Rate
	CMT Rate	11th District Cost of Funds Rate	Other

Authorized Denomination:       $1,000 and integral multiples thereof        Other:
Minimum Denomination:       $1,000        Other:
Exchange Rate Agent:     N/A
Initial Interest Rate:     Determined as described below.
Interest Reset Dates:     Original Issue Date, and thereafter, each February 1, May 1, August 1 and November 1, commencing November 1, 2004.
Interest Payment Dates:     The 1st day of each February, May, August and November, commencing November 1, 2004.
Index Maturity: 3 months
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A
Spread: plus 20 basis points (+ .20%)
Spread Multiplier: N/A

Calculation Agent:     The Bank of New York

Redemption:	The Notes cannot be redeemed prior to maturity.
The Notes may be redeemed prior to maturity, as follows:
Initial Redemption Date: Initial Redemption Percentage: Annual Redemption Percentage Reduction:

Repayment:	The Notes cannot be repaid prior to maturity.
The Notes may be repaid prior to maturity, as follows:
Optional Repayment Dates:

Additional/Other Terms: None
Addendum Attached: Yes No

Agent: (as Principal)	Merrill Lynch & Co. ($33,334,000)
Banc of America Securities LLC ($33,333,000)
Banc One Capital Markets, Inc.
BNY Capital Markets, Inc.
JPMorgan
Morgan Stanley
Goldman, Sachs & Co.
Credit Suisse First Boston
UBS Securities LLC ($33,333,000)
Wachovia Capital Markets, LLC
Other:

RECENT DEVELOPMENTS

          On July 27, 2004, we announced our results of operations for the three months ended June 30, 2004. For the three months ended June 30. 2004, we reported net income of $71.4 million and net income per diluted common share of $0.61.

USE OF PROCEEDS

          We expect to receive net proceeds from this offering of approximately $99.75 million after deducting the agents’ discount. We will use the net proceeds from this offering to repay all $85.0 million of our Floating Rate Notes due August 2, 2004, which bear interest at three-month LIBOR plus 0.50% per annum and which currently bear interest at 1.66% per annum. Remaining proceeds will be used for general corporate purposes. Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated served as an agent in connection with the offering of the Floating Rate Notes due August 2, 2004.